NYSE MKT LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

March 22, 2013

Pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder, NYSE MKT LLC (“NYSE MKT” or the “Exchange”), has determined to strike from listing and registration on the Exchange the following:

Winland Electronics, Inc.

Common Stock, $.01 par value, and associated Preferred Stock Purchase Rights

Commission File Number – 1-15637

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreement with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(ii) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that reported stockholders’ equity below $4 million and losses from continuing operations and/or net losses in three of its four most recent fiscal years.

(b)

Section 1003(a)(iii) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that reported stockholders’ equity below $6 million and losses from continuing operations and/or net losses in its five most recent fiscal years.

2.

The common stock of Winland Electronics, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses from continuing operations in each of its five most recent fiscal years.

(b)

In its Press Release dated March 5, 2013, the Company reported stockholders’ equity of $3,937,000 as of December 31, 2012.

2.

In reviewing the eligibility of the Company’s common stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On November 29, 2011, the Company was notified by the Exchange that following a review of its Form 10-Q for the period ended September 30, 2011, the Company was not in compliance with Section 1003(a)(ii) of the Company Guide in that it reported stockholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three of its four fiscal years then ended. In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a business plan outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On December 29, 2011, the Company submitted a plan to regain compliance with the Exchange’s continued listing standards by May 29, 2013 (the “Plan”).

(c)

On February 2, 2012, the Exchange notified the Company that the Exchange had accepted the Plan.

(d)

Thereafter, by letter dated April 11, 2012, the Exchange notified the Company that following a review of its Form 10-K for the fiscal year ended December 31, 2011, the Company was not in compliance with Section 1003(a)(iii) of the Company Guide in that it reported stockholder’s equity of less than $6 million and losses from continuing operations and/or net losses in its most recent five fiscal years then ended.  In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to supplement the Plan.

(e)

On May 11, 2012, the Company submitted a supplement to its Plan to regain compliance with the Exchange’s continued listing standards by May 29, 2013.

(f)

On June 11, 2012, the Exchange notified the Company that the Exchange had accepted the supplement to the Plan.

(g)

After reviewing the Plan and the information provided by the Company as well as publicly available information, Staff determined that the Company had not made progress consistent with the Plan and had not reasonably demonstrated its ability to regain compliance with the continued listing standards by the end of the 18-month Plan Period.

(h)

Based on the foregoing, the Exchange determined that the Company’s common stock was subject to immediate delisting proceedings pursuant to Section 1009 of the Company Guide.  By letter dated March 6, 2013, Staff notified the Company of its determination to delist the Company’s Common Stock, $.01 par value.  The Company was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by March 13, 2013.

(i)

The Company did not appeal the Staff Determination to the Panel within the requisite time period and has not otherwise regained compliance with the continued listing standards. To date, the Company remains non-compliant with Sections 1003(a)(ii) and (iii).

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

2.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

3.

The Exchange official whose signature is set forth below is duly authorized to file this application.

4.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s common stock from listing and/or registration by issuing a press release and posting notice on www.nyx.com.  Further, a copy of this application has been forwarded to Mr. Brian Lawrence, Chief Financial Officer, Winland Electronics, Inc., at the Company’s last known business address.

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE MKT LLC